Exhibit 99.2

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Steve Hecht
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
303/706-0778	212/835-8500 or flyr@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL, INC. PROVIDES

UPDATE ON TQ3 TRAVEL SOLUTIONS

- Actions Follow TUI AG’s Decision to Sell Its Business Travel Unit -

- Navigant to Maintain TQ3 Branding and Worldwide Network -

Denver, CO; January 6, 2006 – Navigant International, Inc., (d/b/a TQ3Navigant - Pink Sheets: FLYR), the second largest provider of corporate travel management services in North America based on airline tickets sold, provided an update today regarding the previously announced agreement with TQ3 Travel Solutions Management Holding GmbH, (“Management Holding”) to terminate the joint venture agreement under which they co-managed TQ3 Travel Solutions GmbH (“TQ3”). Management Holding also transferred its interest in TQ3 to Navigant, making Navigant the sole owner of TQ3.

TUI AG announced on January 3, 2006 that it agreed to sell its business travel unit including Management Holding to another travel management company.

Navigant, through TQ3, will be responsible for the relationship with more than 60 international TQ3 Travel Solutions network offices, and intends to establish additional affiliations in select countries in Asia and Europe. Navigant believes its existing wholly owned global locations provide a strong foundation for the global expansion of the network. These locations include Australia, Canada, New Zealand and the United Kingdom – where Navigant ranks among the largest travel management companies in each of those countries. In addition, Navigant’s offices in Belgium, Brazil and France have brought those locations the customer-centric technology for which Navigant is known.

Edward S. Adams, chairman and chief executive officer of Navigant said, “Our interest in TQ3 succeeded in broadening Navigant’s worldwide base of operations, customers and international relationships. Even with the agreement to end the joint venture, we retain a substantial worldwide network and a global brand. We expect ‘business as usual’ in terms of worldwide customer service and support. Navigant and TQ3 Travel Solutions will continue to emphasize technological innovation, in-depth market knowledge and experience, and a global business strategy. We look forward to continuing to provide our multinational clients with the quality service they have come to expect.”

Mr. Adams added, “We have a great deal of respect for the management and associates of Management Holding and their leading role in the travel industry. We wish them success in their future endeavors.”

Robert C. Griffith, Navigant’s chief financial officer and chief operating officer added, “Our dedicated team of professionals, led by Mike Premo, Senior Vice President / Global Network, are committed to managing this transition and maintaining business continuity for all of our customers throughout the process. Mike is an experienced travel industry executive, having most recently managed TQ3’s extensive South American licensee network. He brings more than 25 years of travel industry experience with a primary focus on operations and customer service/supplier relationships to his new role as SVP of the Global Network.

“Mike will be working closely with representatives from each region throughout the world, including Ross Irving, Regional President of the Asia/Pacific region, and Richard Furness, Regional President of the Europe, Middle East and Africa region, with a view to see that our global licensee and multinational customer relationships remain successful.”

“Licensees can be assured that Navigant intends to use its global leverage to provide them access to competitive rates and buying power - both for themselves and their clients,” said Mike Premo. “The company will provide proven systems and products that we believe will help licensees enhance their competitive position in the global market. We expect this transition will be an efficient, seamless process and our focus remains on delivering solid and effective solutions to our global customers.”

About Navigant International, Inc.

Denver-based Navigant International, Inc., d/b/a TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The Company delivers integrated travel management solutions blending advanced technology with personalized service and expertise. The Company currently employs approximately 5,200 Associates and has operations in approximately 1,000 locations in 23 countries and U.S. territories. Navigant’s shares are traded over-the-counter under the symbol FLYR.

This news release contains forward-looking statements, including statements about the Company’s growth strategies and opportunities, its ownership of TQ3 Travel Solutions, GmbH, the operation of that company and its associated network, the impact of the termination of the Company’s joint venture with TQ3 Travel Solutions Management Holding, GmbH, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the reaction of customers about any effects of the termination of the TQ3 Travel Solutions joint venture, the ability to enforce agreements of Management Holding and its affiliates to fulfill service obligations to existing multinational customers of the Company, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility and Term Loan on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war, natural disasters or general economic downturn, modification of agreements with travel vendors or suppliers including any commissions, overrides or incentives, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 26, 2004, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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